Filed Pursuant to Rule 433

Registration No. 333-142796

Issuer Free Writing Prospectus dated June 30, 2009

Relating to Preliminary Prospectus Supplement dated June 30, 2009

ORACLE CORPORATION

FINAL PRICING TERM SHEET

3.750% Notes due 2014 (“2014 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,500,000,000

Maturity:	July 8, 2014

Coupon:	3.750%

Price to Public:	100.000%

Interest Payment Dates:	July 8 and January 8, commencing January 8, 2010

Day Count Convention:	30/360

Benchmark Treasury:	2.625% due June 30, 2014

Benchmark Treasury Yield:	2.550%

Spread to Benchmark Treasury:	+ 120 basis points

Yield:	3.750%

Make-Whole Call:	The 2014 Notes will be redeemable, in whole or in part at any time, at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2014 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 20 basis points.

Trade Date:	June 30, 2009

Settlement Date:	July 8, 2009 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings:	A2/A/A, Moody’s/S&P/Fitch

Joint Book-Running Managers:	Banc of America Securities LLC Morgan Stanley & Co. Incorporated Wachovia Capital Markets, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBS Securities Inc.

Co-Managers:	HSBC Securities (USA) Inc. SG Americas Securities, LLC J.P. Morgan Securities Inc. BNY Mellon Capital Markets, LLC RBC Capital Markets Corporation U.S. Bancorp Investments, Inc.

5.000% Notes due 2019 (“2019 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,750,000,000

Maturity:	July 8, 2019

Coupon:	5.000%

Price to Public:	99.627%

Interest Payment Dates:	July 8 and January 8, commencing January 8, 2010

Day Count Convention:	30/360

Benchmark Treasury:	3.125% due May 15, 2019

Benchmark Treasury Yield:	3.498%

Spread to Benchmark Treasury:	+ 155 basis points

Yield:	5.048%

Make-Whole Call:	The 2019 Notes will be redeemable, in whole or in part at any time, at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2019 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 25 basis points.

Trade Date:	June 30, 2009

Settlement Date:	July 8, 2009 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings:	A2/A/A, Moody’s/S&P/Fitch

Joint Book-Running Managers:	Banc of America Securities LLC Morgan Stanley & Co. Incorporated Wachovia Capital Markets, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBS Securities Inc.

Co-Managers:	HSBC Securities (USA) Inc. SG Americas Securities, LLC J.P. Morgan Securities Inc. BNY Mellon Capital Markets, LLC RBC Capital Markets Corporation U.S. Bancorp Investments, Inc.

6.125% Notes due 2039 (“2039 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,250,000,000

Maturity:	July 8, 2039

Coupon:	6.125%

Price to Public:	99.334%

Interest Payment Dates:	July 8 and January 8, commencing January 8, 2010

Day Count Convention:	30/360

Benchmark Treasury:	3.500% due February 15, 2039

Benchmark Treasury Yield:	4.324%

Spread to Benchmark Treasury:	+ 185 basis points

Yield:	6.174%

Make-Whole Call:	The 2039 Notes will be redeemable, in whole or in part at any time, at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2039 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 30 basis points.

Trade Date:	June 30, 2009

Settlement Date:	July 8, 2009 (T+5)

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings:	A2/A/A, Moody’s/S&P/Fitch

Joint Book-Running Managers:	Banc of America Securities LLC Morgan Stanley & Co. Incorporated Wachovia Capital Markets, LLC

Senior Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBS Securities Inc.

Co-Managers:	HSBC Securities (USA) Inc. SG Americas Securities, LLC J.P. Morgan Securities Inc. BNY Mellon Capital Markets, LLC RBC Capital Markets Corporation U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649, or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897, or by e-mailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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